Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF THE
NONCUMULATIVE PERPETUAL PREFFERED STOCK, SERIES B
OF
ASTORIA FINANCIAL CORPORATION

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

          Astoria Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”) in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), hereby certifies as follows:

          FIRST:  Pursuant to Section 151 of the Delaware Corporation Law and authority granted in the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company previously designated 2,000,000 shares of preferred stock as Noncumulative Perpetual Preferred Stock, Series B, (the “Series B Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation of the Series B Stock (the “Series B Certificate of Designation”), with respect to such Series B Stock, which Series B Certificate was filed in the office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof.  None of the authorized shares of Series B Stock are outstanding and none will be issued.

          SECOND:  Pursuant to the authority conferred on the Board of Directors of the Company by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the Delaware Corporation Law, the Board of Directors of the Company, on September 20, 2006, duly adopted the following resolutions authorizing the elimination of said Series B Stock:

RESOLVED, that the Series B Stock shall be eliminated and such shares shall resume their status as undesignated shares of preferred stock; and

FURTHER RESOLVED, that an amendment to the Company’s Certificate of Incorporation, in the form of a Certificate of Elimination of the Series B Stock, to eliminate from the Certificate of Incorporation all references to the Series B Stock (the “Certificate of Elimination”) be, and it hereby is, approved and adopted; and

FURTHER RESOLVED, that the appropriate officers of the Company be, and they hereby are, authorized, empowered and directed to cause to be prepared, execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware; and

          THIRD:  That in accordance with the provisions of Section 151 of the Delaware Corporation Law, the Certificate of Incorporation of the Company is hereby amended to eliminate all references to the Series B Stock.

          IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer, as of the 20th day of September, 2006.

ASTORIA FINANCIAL CORPORATION

By:	/S/ Alan P. Eggleston

Name:	Alan P. Eggleston
Title:	Executive Vice President, Secretary and
General Counsel